Exhibit 2.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

VERAXA BIOTECH AG

(A) Capital Stock Overview

The following is a summary of the material terms of the securities of Veraxa Biotech AG (previously named Veraxa Biotech Holding AG prior to the consummation of the Business Combination, “PubCo” or the “Company”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company’s Articles of Association (filed as Exhibit 1.1 to this Shell Company Report on Form 20-F), the Warrant Agreement, dated August 8, 2024, by and between Voyager Acquisition Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 2.2 to this Shell Company Report on Form 20-F), and the Warrant Assignment, Assumption and Amendment Agreement, dated June 8, 2026, by and among Voyager Acquisition Corp., the Company and Continental Stock Transfer & Trust Company (filed as Exhibit 2.5 to this Shell Company Report on Form 20-F), each of which is incorporated herein by reference.

As of the close of the period covered by the Shell Company Report on Form 20-F, the Company had 141,407,813 ordinary shares and 22,706,305 warrants to purchase ordinary shares outstanding. The Company’s securities registered pursuant to Section 12(b) of the Exchange Act consist of the following:

(i) PubCo Ordinary Shares, par value CHF 100/11,325 per share, traded on the Nasdaq Global Market under the symbol “VRXA”; and

(ii) PubCo Warrants, each whole warrant exercisable for one PubCo Ordinary Share at an exercise price of $11.50 per share, traded on the Nasdaq Capital Market under the symbol “VRXAW”.

The Company is a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland with its registered office in Zurich, Switzerland. The Company’s share capital and capital structure are governed by the Swiss Code of Obligations (the “CO”) and the Company’s Articles of Association.

Capital Band

Pursuant to the Company’s Articles of Association, the board of directors of the Company (the “Board”) is authorized under a capital band (Kapitalband) to increase the Company’s current share capital at any time until December 31, 2030 by a maximum nominal amount of CHF 623,952 through the issuance of up to 70,662,564 registered common shares with a par value of CHF 100/11,325 each, whereby the upper limit of the capital band is nominally CHF 1,871,856 and the lower limit is nominally CHF 1,247,904.

Conditional Capital

Pursuant to the Company’s Articles of Association, the Company’s share capital may be increased through conditional capital by (i) a maximum amount of CHF 197,044 through the issuance of not more than 22,315,233 registered common shares with a par value of CHF 100/11,325 each upon exercise of option rights granted to new shareholders or third parties in connection with the public offer of the Company and the listing of the shares, (ii) a maximum amount of CHF 44,152 through the issuance of not more than 5,000,214 registered common shares with a par value of CHF 100/11,325 each upon exercise of option rights granted to shareholders of the transferring company in connection with the merger of the Company, and (iii) a maximum amount of CHF 120,376 through the issuance of not more than 13,632,582 registered common shares with a par value of CHF 100/11,325 each upon exercise of option rights granted to employees, members of the Board, members of the Executive Board and advisors of the Company and/or its subsidiaries. The preemptive rights and advance subscription rights of existing shareholders are excluded with respect to such conditional capital as described in the Articles of Association.

(B) PubCo Ordinary Shares

Voting Rights

Each PubCo Ordinary Share entitles its holder to one vote on all matters submitted to a vote of the Company’s shareholders at a general meeting. The Articles of Association do not provide for cumulative voting. Resolutions of the general meeting are generally adopted by an absolute majority of the votes represented at such meeting, unless a qualified majority is required by Swiss law or the Articles of Association.

Dividend Rights

Holders of PubCo Ordinary Shares are entitled to receive dividends when, as and if declared by PubCo’s general meeting, based upon a proposal by the Board, out of funds legally available therefor under Swiss law. Swiss law requires that dividends may only be paid out of (i) balance sheet profits (Bilanzgewinn) or (ii) reserves from capital contributions (Reserven aus Kapitaleinlagen), in each case as presented in PubCo’s audited standalone annual statutory financial statements prepared in accordance with Swiss law. PubCo’s Articles of Association do not provide for discriminatory dividend rights among shares of the same class.

Liquidation Rights

In the event of the Company’s dissolution or liquidation, holders of PubCo Ordinary Shares are entitled to share ratably in all assets remaining after payment of all debts and liabilities, subject to any preferential liquidation rights of other classes or series of securities, if any. The Articles of Association do not designate different classes of shares, and the Company does not have any participation certificates or profit-sharing certificates outstanding.

Preemptive and Subscription Rights

Under Swiss law, existing shareholders generally have preemptive rights (Bezugsrechte) to subscribe for new shares issued by the Company in proportion to the nominal value of shares held by them, unless such preemptive rights have been limited or excluded by the general meeting or, in the case of the capital band or conditional capital, by the Board within the limits authorized by the Articles of Association. Advance subscription rights (Vorwegzeichnungsrechte) also apply to certain equity-linked instruments. If preemptive rights are granted but not exercised, the Board may allocate them as it elects in accordance with Swiss law and the Articles of Association.

No Sinking Fund

The PubCo Ordinary Shares are not subject to any sinking fund provisions.

Fully Paid and Non-Assessable

All issued and outstanding PubCo Ordinary Shares are fully paid and non-assessable (i.e., the holders thereof are not subject to any obligation to make further payments to PubCo with respect to such shares).

Transfer Restrictions

There are no transfer restrictions in the Articles of Association. Uncertificated shares may only be transferred by way of assignment unless they are registered as intermediated securities, and shares or beneficial interests in shares credited to an intermediated securities account may be transferred by crediting the relevant intermediated securities to the acquirer’s securities account in accordance with applicable rules. Voting rights may be exercised only after a shareholder has been entered in the Company’s share register with voting rights.

(C) PubCo Warrants—SPAC Public and Private Placement Warrants

In connection with the Business Combination among Voyager Acquisition Corp. (the “SPAC”), the Company, Veraxa Biotech AG and the other parties thereto, each outstanding warrant of the SPAC was assumed by the Company and converted into a warrant to purchase one PubCo Ordinary Share on substantially the same terms and conditions as were applicable to such SPAC warrant immediately prior to the Initial Merger Effective Time, pursuant to the Warrant Assignment, Assumption and Amendment Agreement (Exhibit 2.5). Immediately prior to the Business Combination, the SPAC had issued 12,650,000 public warrants, 5,037,500 sponsor private placement warrants and 2,627,500 underwriter private placement warrants.

Exercise Price and Period

Each whole PubCo Warrant entitles the registered holder thereof to purchase one PubCo Ordinary Share at an exercise price of $11.50 per share, subject to adjustment as described below. The Public Warrants become exercisable on the later of (a) 30 days after the completion of the Business Combination and (b) 12 months from the closing of the SPAC’s initial public offering, provided that the Company has an effective registration statement under the Securities Act covering the PubCo Ordinary Shares issuable upon exercise and a current prospectus relating to them is available or the Company permits holders to exercise on a cashless basis under certain circumstances. The PubCo Warrants will expire five (5) years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

PubCo may redeem the outstanding public warrants (the “Public Warrants”), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last reported sale price of the PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given to the warrant holders; and

●	if, and only if, there is an effective registration statement covering the PubCo Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day redemption period.

If PubCo calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Cashless Exercise

If a registration statement covering the PubCo Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until there is an effective registration statement and during any period when the Company fails to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If the PubCo Ordinary Shares are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act at the time of exercise, the Company may require holders of Public Warrants to exercise on a cashless basis.

Adjustments

The exercise price and the number of PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants are subject to adjustment in certain circumstances, including in the event of a share split, share dividend, extraordinary dividend, recapitalization, reorganization, merger or consolidation. However, except as described below, the PubCo Warrants will not be adjusted for issuances of PubCo Ordinary Shares at a price below their exercise price.

If the number of outstanding PubCo Ordinary Shares is increased by a share capitalization payable in PubCo Ordinary Shares, or by a split-up of PubCo Ordinary Shares, or if a similar event occurs, then on the effective date of such event, the number of PubCo Ordinary Shares issuable on exercise of each PubCo Warrant will be increased in proportion to such increase, and the exercise price shall be proportionally decreased. If the number of outstanding PubCo Ordinary Shares is decreased by a consolidation, combination, reverse share split or similar event, the number of PubCo Ordinary Shares issuable on exercise of each PubCo Warrant will be decreased in proportion to such decrease, and the exercise price shall be proportionally increased.

Limitations on Exercise

No PubCo Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the PubCo Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto is available, or the Company has permitted holders to exercise their warrants on a cashless basis in accordance with the terms of the Warrant Agreement. If a registration statement covering the PubCo Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company fails to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Private Placement Warrants

The private placement warrants (the “Private Placement Warrants”) were originally issued in a private placement simultaneously with the closing of the SPAC’s initial public offering and subsequently assumed by the Company.

●	were purchased in a private placement in which the Sponsor purchased 5,037,500 warrants and Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 warrants, in each case at a purchase price of $1.00 per warrant;

●	are identical to the Public Warrants, except that they are not transferable, assignable or salable until 30 days after the completion of the Business Combination, except to permitted transferees; and

●	are otherwise subject to the terms of the Warrant Agreement, as assigned to and assumed by the Company under the Warrant Assignment, Assumption and Amendment Agreement.

If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by PubCo and exercisable by the holders on the same basis as the Public Warrants.

Fractional Shares

No fractional PubCo Ordinary Shares will be issued upon exercise of the PubCo Warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, PubCo will round down to the nearest whole number the number of PubCo Ordinary Shares issuable to such holder upon exercise.

(D) High Trail Warrant

In connection with the High Trail financing, SPAC, PubCo and High Trail Capital LP executed a Securities Purchase Agreement, dated May 27, 2026, in respect of a private placement of a senior secured note in the principal amount of $27,500,000 and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share. The closing of the High Trail financing occurred on June 15, 2026. The warrant was issued to HT Investments MA LLC or its assigns (the “High Trail Warrant”).

Exercise Price

The High Trail Warrant has an initial exercise price of $11.50 per PubCo Ordinary Share, subject to adjustment. If, after the earlier of the Effectiveness Deadline (as defined in the Securities Purchase Agreement) and the date the applicable resale registration statement becomes effective, such resale registration statement is not available for the resale of all Warrant Shares, then the exercise price for the number of Warrant Shares for which the resale registration statement is not available will instead be the par value of an Ordinary Share at the time of exercise, if such par value is less than $11.50, subject to adjustment as provided in the High Trail Warrant.

Term

The High Trail Warrant was issued on June 15, 2026 and is exercisable at any time on or after its issuance date and on or prior to 5:00 p.m. (New York City time) on the four-year anniversary of the date on which a resale registration statement covering the resale of all Warrant Shares is declared effective by the SEC.

Nominal Value Exercise and Principal Reduction

The High Trail Warrant may be exercised by payment in cash, through a “nominal value exercise” in which the holder receives a number of Warrant Shares calculated under the formula in the warrant and pays the aggregate nominal value of the shares to be issued, or through a deduction and set-off from the outstanding principal amount under the Senior Secured Note due 2027. These exercise mechanics differ from those applicable to the Public Warrants and Private Placement Warrants described in Section (C) above.

Beneficial Ownership Limitation

The Company may not effect an exercise of the High Trail Warrant to the extent that, after giving effect to the issuance of shares upon exercise, the holder and its attribution parties would beneficially own more than 4.99% of the outstanding Ordinary Shares. The holder may increase or decrease this limitation by notice to the Company, provided that the limitation may not exceed 9.99% and any increase will not be effective until the 61st day after notice is delivered to the Company.

Transferability

The High Trail Warrant and all rights thereunder, including registration rights, are transferable, in whole or in part, upon surrender of the warrant at the principal office of the Company or its designated agent, together with a written assignment substantially in the form attached to the warrant and funds sufficient to pay any transfer taxes payable upon the transfer, subject to applicable securities laws.

Relationship to SPAC Warrants

The High Trail Warrant is separate from, and not part of, the Public Warrants and Private Placement Warrants assumed from the SPAC. The High Trail Warrant was issued pursuant to the Securities Purchase Agreement and is governed by terms that are independent of the Warrant Agreement applicable to the Public Warrants and Private Placement Warrants. The Securities Purchase Agreement, the Senior Secured Note due 2027 and the High Trail Warrant are filed as Exhibits 4.10, 4.11 and 4.12, respectively, to this Shell Company Report on Form 20-F.

Number of Shares

The High Trail Warrant is exercisable for up to 2,391,305 PubCo Ordinary Shares, subject to adjustment as described above.

Forced Exercise

If the last reported sale price per Ordinary Share has equaled or exceeded $25.00, subject to adjustment, for each of the most recent 20 consecutive trading days, the Company may, at its sole discretion and if the applicable equity conditions are satisfied, require the holder to exercise the High Trail Warrant in full.

(E) Anti-Takeover Effects of Swiss Law and the Articles

Certain provisions of Swiss law and PubCo’s Articles of Association may have the effect of delaying, deferring, or preventing a change in control of PubCo. The following is a summary of certain of those provisions.

General Meeting Voting Thresholds

Under Swiss law and the Articles of Association, certain significant corporate actions require a qualified majority of at least two-thirds of the votes represented and the majority of the aggregate nominal value of shares represented at a general meeting. Such matters include, among others: (i) changes to the Company’s corporate purpose; (ii) the consolidation of shares, insofar as the consent of all affected shareholders is not required; (iii) capital increases from equity, against contributions in kind, by offsetting receivables or involving the grant of special privileges; (iv) the limitation or withdrawal of subscription rights; (v) the introduction of conditional capital or a capital band; (vi) restrictions on the transferability of registered shares; (vii) the creation of shares with privileged voting rights; (viii) the change of the currency of the share capital; (ix) the relocation of the Company’s registered office; (x) the delisting of the Company’s equity securities; (xi) the introduction of an arbitration clause in the Articles of Association; and (xii) the dissolution or liquidation of the Company.

Board Authority Under Capital Band and Conditional Capital

As described in Section (A), the Board has authority under the capital band and conditional capital provisions of the Company’s Articles of Association to issue additional PubCo Ordinary Shares, or option rights exercisable for PubCo Ordinary Shares, without obtaining further shareholder approval, up to the limits authorized therein. The issuance of additional shares under such authority may have a dilutive effect on existing shareholders and may deter unsolicited acquisition proposals.

Share Registration and Transfer

The Company maintains a share register (Aktienbuch) in which the names and addresses of owners, usufructuaries and nominees of shares are recorded. Only those registered in the share register are recognized as shareholders, usufructuaries or nominees vis-à-vis the Company, and voting rights may be exercised only by shareholders, nominees or usufructuaries entered in the share register with voting rights as of the cut-off date determined by the Board. The Board may cancel entries that were based on untrue information and regulates the requirements for recognition of persons as shareholders, usufructuaries or nominees with or without voting rights and their registration in the share register.

Advance Notice for Shareholder Proposals

The Articles of Association provide that one or more shareholders who together represent at least 5% of the share capital or votes may request that a general meeting be convened, and shareholders who together represent at least 0.5% of the share capital or votes may request that an item be included on the agenda. A written agenda request must be received by the Company at least 40 days before the general meeting.

Mandatory Bid Rule

Swiss law provides certain rules and protections for shareholders of domestic listed companies. Because the PubCo Ordinary Shares are listed exclusively on Nasdaq and not in Switzerland, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings and tender offers, including mandatory tender offer requirements and regulations regarding voluntary tender offers, do not apply to the Company as they typically would to a Swiss-listed company.

Board Classification

The Board consists of five members. The members of the Board, the chairman of the Board and the members of the compensation committee are elected individually by the general meeting for a term of one year until completion of the next annual general meeting, and re-election is permissible.

(F) Listing, Transfer Agent and Warrant Agent

Listing

The PubCo Ordinary Shares are listed on the Nasdaq Global Market under the symbol “VRXA” and the PubCo Warrants are listed on the Nasdaq Capital Market under the symbol “VRXAW.”

Transfer Agent

The transfer agent and registrar for the PubCo Ordinary Shares is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Warrant Agent

The warrant agent for the PubCo Warrants under the Warrant Agreement is Continental Stock Transfer & Trust Company.

(G) Governing Law

The Company’s Articles of Association are governed by, and construed in accordance with, Swiss law. The Warrant Assignment, Assumption and Amendment Agreement is governed by New York law, except that matters required to be governed by Cayman Islands law or Swiss law are governed by the laws of those jurisdictions, as applicable. All questions concerning the construction, validity, enforcement and interpretation of the Securities Purchase Agreement and the Senior Secured Note due 2027 are governed by Delaware law, and all questions concerning the construction, validity, enforcement and interpretation of the High Trail Warrant are determined in accordance with the Securities Purchase Agreement.

(H) Qualification of Summary

The foregoing summary of the material terms of PubCo’s securities registered under Section 12 of the Exchange Act does not purport to be complete and is qualified in its entirety by reference to the full text of:

●	PubCo’s Articles of Association, filed as Exhibit 1.1 to this Shell Company Report on Form 20-F;

●	the Warrant Agreement and the Warrant Assignment, Assumption and Amendment Agreement, filed as Exhibits 2.2 and 2.5, respectively, to this Shell Company Report on Form 20-F; and

●	the Securities Purchase Agreement, the Senior Secured Note due 2027 and the Warrant to Purchase Ordinary Shares, filed as Exhibits 4.10, 4.11 and 4.12, respectively, to this Shell Company Report on Form 20-F, to the extent described herein.

Investors should read the full text of the Articles of Association and the Warrant Agreement for a complete description of the rights of holders of PubCo Ordinary Shares and PubCo Warrants.